Exhibit 5.1

GRAUBARD MILLER
600 Third Avenue
New York, New York 10016

January 5, 2009

ParkerVision, Inc.
7915 Baymeadows Way, Suite 400
Jacksonville, Florida 32256

Re:           Registration Statement

Ladies and Gentlemen:

We have acted as counsel for ParkerVision, Inc., a Florida corporation (“Company”), in connection with the preparation of the Registration Statement on Form S-3 (“Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed issuance and sale by the Company of up to $36,900,000 of the Company’s common stock, par value $.01 per share (“Common Stock”), preferred stock, par value $1.00 (“Preferred Stock”), senior and subordinated debt securities (“Debt Securities”) and warrants (“Warrants” and together with the Common Stock, Preferred Stock and Debt Securities, the “Shelf Securities”), to be offered on an immediate, continuous or delayed basis pursuant to provisions of Rule 415 under the Act.

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company’s Articles of Incorporation, as amended; (c) the Company’s Bylaws; (d) certain records of the Company’s corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as we have deemed relevant.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof.  We also have assumed that (i) a prospectus and prospectus supplement describing each class or series of Shelf Securities offered pursuant to the Registration Statement shall have been filed with the SEC, (ii) the trustee under the Indenture shall have been determined to be eligible and qualified under section 310(a) of the Trust Indenture Act of 1939, as amended, (iii) the number of shares of Common Stock and Preferred Stock to be issued, together with all other shares of Common Stock and Preferred Stock that are outstanding or reserved for issuance, shall not exceed the number of such shares authorized under the Company’s Articles of Incorporation, (iv) resolutions authorizing the Company to register, offer, sell and issue the Shelf Securities shall have been duly adopted and shall remain in full force and effect, (v) the Shelf Securities shall have been issued in compliance with applicable federal and state securities laws, and (vi) the interest rate, if applicable, on the Shelf Securities shall not exceed the maximum lawful rate permitted from time to time under applicable law.  In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinions hereinafter expressed.

Based upon the foregoing, we are of the opinion that the Shelf Securities, when issued in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement, and the applicable indenture, certificate of designations or warrant agreement, as the case may be, will be duly authorized, validly issued, fully paid and non-assessable.

No opinion is expressed herein other than as to the laws of the State of New York and the federal securities law of the United States of America.  Where an opinion is referenced to Florida law, or matters that would ordinarily relate to or be governed by Florida law, we have assumed for the purposes of this opinion that the law of Florida is the same as the law of New York.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement, to the use of our name as counsel to the Company, and to all references made to us in the Registration Statement and the prospectuses forming a part thereof.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ GRAUBARD MILLER